EXHIBIT 10.33

PureDepth Incorporated Limited

Kristin Bowman
12 Patey Street
Remuera
Auckland

June 5,  2008

Dear Kristin

VARIATION TO EMPLOYMENT AGREEMENT

The purpose of this letter is to record the terms of our agreement regarding your staged resignation as an employee of PureDepth Incorporated Limited ("PDIL").

The terms in this letter vary, as necessary, the terms of the Individual Employment Agreement dated 31 March 2005 between you and PDIL ("Employment Agreement").

We have agreed to the following terms:

1.	You have resigned your position with PDIL, effective 14 June 2008. PDIL and you agree that the notice period set out in your Employment Agreement will not apply.

2.	From 17 April 2008 to 14 June 2008, you agree to take 4 days annual leave per week, until your annual leave is exhausted.

3.
From 17 April 2008 to 14 June 2008, you will work for the equivalent of 1 day per week.  For the avoidance of doubt, PDIL and you agree that you may work the equivalent of one day (8 hours), over several days of each week.

4.	From 17 April 2008 to 14 June 2008, you will be paid at the rate of one-fifth (1/5th) of your current salary ($257,000 per annum), on a weekly basis.

5.
You will continue to act as a director of PureDepth Limited, PureDepth Incorporated Limited and PureDepth, Inc. until you resign from those directorships or are removed as a director in accordance with relevant laws and constitutional documents pertaining to each of those companies.

As the terms set out in this letter constitute a variation to your Employment Agreement, you have the right to seek independent advice about these terms.  If you agree to all of these terms, please sign below.

Yours faithfully

Jonathan J. McCaman
PureDepth Incorporated Limited

I agree to the Variation of my Employment Agreement, as set out in this letter.  I confirm that I have had the opportunity to take independent advice about the terms of this Variation.

__________________________________	__________________
Kristin Bowman	Date